UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 23, 2005

Yahoo! Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-28018	77-0398689
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

701 First Avenue, Sunnyvale, California		94089
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (408) 349-3300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02             Termination of a Material Definitive Agreement.

On November 23, 2005, as previously announced, Yahoo! Inc. (the “Company”) acquired approximately 30% of the outstanding shares in each of Yahoo! UK Limited, Yahoo! Deutschland GmbH and Yahoo! France SAS (collectively, the “Yahoo! Europe Entities”) and approximately 33% of the shares in Yahoo! Korea Corporation (“Yahoo! Korea”), for an aggregate purchase price of $500 million, which was paid in cash.  As a result of the completion of the transactions, each of the Yahoo! Europe Entities and Yahoo! Korea are wholly-owned by Yahoo!.  In connection with such transactions, on November 23, 2005, the Joint Venture Agreement, dated November 1, 1996, by and between the Company and Softbank Holdings (Europe) Ltd, a subsidiary of Softbank Corporation (the “Europe JV Agreement”), and the Joint Venture Agreement, dated August 31, 1997, by and among the Company, Softbank Corporation and two of its affiliated companies, Softbank Korea Corporation and Yahoo! Japan Corporation (the “Korea JV Agreement”), were terminated.

The Europe JV Agreement provided for the formation of Yahoo! UK Limited, Yahoo! Deutschland GmbH and Yahoo! France SAS to establish and manage versions of the Yahoo! Internet Guide for those countries, develop related online navigational services, and conduct other related business.  The Korea JV Agreement provided for the formation of Yahoo! Korea to develop and operate the Korean version of Yahoo!, to develop related Korean online navigational services, and to conduct other related business. Prior to the acquisitions described above, the Company owned approximately 70% of the shares in each of the Yahoo! Europe Entities and approximately 67% of the shares in Yahoo! Korea.

Certain other relationships between the Company and (i) Softbank Corporation and its affiliates, and (ii) Yahoo! Japan Corporation are described in the Company’s Annual Report for the fiscal year ended December 31, 2004, its Quarterly Report for the fiscal quarter ended September 30, 2005 and its Report on Form 8-K filed on August 16, 2005, as amended on October 27, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YAHOO! INC.

Date: November 28, 2005	By:	/s/ Michael J. Callahan
	Name:	Michael J. Callahan
	Title:	Senior Vice President, General Counsel and Secretary